EXHIBIT 99.1
                                                                ------------
                Touchstone Applied Science Associates Inc.
                          4 Hardscrabble Heights
                         Brewster, NY  10509-0382


For further Information:

At TASA:                                At The Investor Relations Company:
Andrew L. Simon, President & CEO        Mike Arneth or
845-277-8100                            Tad Gage
asimon@tasa.com                         (312) 245-2700


FOR IMMEDIATE RELEASE

               TOUCHSTONE APPLIED SCIENCE ASSOCIATES REPORTS
             FISCAL 2006 SECOND QUARTER AND SIX-MONTH RESULTS

     *       Revenues Increase 46 Percent in Second Quarter
     *       Year-To-Date Revenues Up 30 Percent
     *       Large Contract Start-Up Costs Impact Margins
     *       Sales Force Expanded in Anticipation of Growth
             Opportunities
     *       Major Acquisition Completed After Quarter-End

Brewster, New York, June 14, 2006 - Citing the impact of higher expenses related to large contract startup costs, Touchstone Applied Science Associates, Inc. (OTCBB: TASA) today reported a net loss for its fiscal second quarter ended April 30, 2006 of $250,878, or nine cents per fully diluted share, compared with net income of $105,891, or four cents per fully diluted share, in the same period a year earlier. Revenues for the fiscal second quarter rose to $3.482 million vs. $2.380 million in the second quarter of last year, an increase of 46 percent.

For the six-months ended April 30, 2006, the company posted a net loss of $410,853 or a loss of 14 cents per fully diluted share, compared with net income of $217,238, or seven cents per fully diluted share in the first six months of the previous year. Revenues for the six months increased 30 percent to $6.556 million from $5.033 million in the first six months of last year.

"Our results for the quarter were impacted by higher expenses related primarily to the startup of larger contracts," said Andrew L. Simon, president and chief executive officer. "We have made a concerted effort to bid on larger contracts and have had success. However, these larger contracts have higher front end costs. As we grow, and establish a broader revenue base, such startup costs will not have as great an impact as they did in the second quarter. However, we are in a transitional period during which startup costs of a single large contract can have a significant effect on earnings.

"We expect that the acquisition of Questar Educational Systems, Inc., which we completed on June 1, will go a long way toward reducing the impact of any one contract on our earnings. The Questar acquisition makes TASA a much more significant force in the assessment arena and expands our revenue base threefold. Additionally, with Questar, the company should be able to win more significant, mainstream assessment contracts based on our ability to perform all aspects involved in the assessment process," Simon added.

Reflecting higher contract startup costs, cost of goods sold in both the second quarter and six months increased significantly. In the second quarter, cost of goods sold rose approximately 121 percent to $2.269 million from $1.029 million in the second quarter last year. For the six months, cost of goods sold was $4.233 million, compared with $2.376 million in the first six months last year, the executive noted.

In addition, selling expenses in the second quarter grew 34 percent to $543,235 from $404,710 in the comparable period a year ago. For the six months, selling expenses were up by 20 percent to $892,952 from $746,134 in the first six months last year. The company has made a significant investment in building its sales force in anticipation of organic and acquisition-related growth opportunities. Simon stated "Because the sales process in our industry requires a long lead time, we felt it necessary to expand our sales force now in anticipation of future revenue growth opportunities."

General and administrative expenses rose in the second quarter 36 percent to approximately $1.076 million from $788,572 in the same period a year earlier. For the six months, general and administrative expenses grew by 31 percent to $2.105 million from $1.595 million in the same period last year. The increases in both the quarter and six months were due to two factors: the expensing of employee stock option compensation attributable to options granted between February 2005 and April 2006 pursuant to changes in accounting policies adopted by TASA; and the impact on general and administrative expenses of the acquisitions of AEC and ADI, both of which took place during the previous fiscal year.

"Our results for the quarter reflect our preparations for the acquisition of Questar which, by any measure, is a transforming event for TASA," Simon stated. "We did experience a substantial increase in revenues during the second fiscal quarter and first six months of 2006 but that improvement was offset by higher expenses required to position ourselves for future growth. We view these higher costs as investments in our future and expect to more than recover them over time, as we are able to bid on and win larger mainstream assessment contracts nationwide. Therefore, the results we generated in the quarter and six months are not likely to be indicative of our future performance.

"With the acquisition of Questar, we have achieved the critical mass needed to bid as primary contractor on large contracts. As we realize the benefits of joining the two companies, we expect to see the volatility in our earnings stream reduced as events such as the startup of a single major contract will have less of a financial impact," Simon added.

Simon said the integration of Questar into TASA should be smooth and rapid. "We have worked with Questar previously and know them well.
TASA's corporate culture and that of Questar are very similar. We respect the abilities of Questar's management team and took steps, as part of the acquisition, to ensure that they remain on board. That should help to make the integration as seamless as possible. With a combined contract backlog of approximately $100 million, it is important that we continue to execute for our customers at the same high level they have always enjoyed."

Conference call today at 11:00 a.m. EST
Management will host a conference call this morning to discuss first quarter fiscal 2006 results. The call is scheduled to begin at 11 a.m. Eastern, 10 a.m. Central, 9 a.m. Mountain and 8 a.m. Pacific. Participants may dial: 1-201-689-8470 for the live call. The call will also be webcast live and archived for three months. The webcast can be accessed at: http://www.viavid.net/detailpage.aspx?sid=00003267



About TASA
TASA, based in Brewster, N.Y., provides consulting services, including test design and development, and psychometric services to states, school districts and textbook publishers through its custom assessment units. TASA also designs, develops, calibrates, publishes, markets and sells educational assessment tests primarily to elementary and secondary schools throughout the United States. In addition, the Company provides test printing, distribution, scanning, scoring and reporting services to states, schools and districts as well as to third parties. Further, TASA offers on-line testing services to schools and educational entities in the K-12 market and customized assessment engines for curriculum providers. For more information, visit the Company's website at www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the Company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.

                         ...Tables Follow...


                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                           AND SUBSIDIARIES


                     CONSOLIDATED BALANCE SHEETS





                                                April 30,      October 31,
                                                 2 0 0 6         2 0 0 5
                                                 -------         -------
                                               (Unaudited)

ASSETS
------

Current assets:
  Cash and temporary investments               $  344,643      $ 1,289,630
  Accounts receivable, net of allowance for
   doubtful accounts of $2,683                  3,411,974        2,886,915
  Inventories                                     495,680          467,762
  Prepaid expenses and other current assets       434,499          397,420
  Restricted cash                                  32,540           20,347
  Deferred income taxes                           571,417          571,417
                                               ----------      -----------


      Total current assets                      5,290,753        5,633,491

Property, plant and equipment - net of
 accumulated depreciation of $607,480 and
 $488,863, respectively                           924,124          675,999

Other assets:
 Test passage bank and test development,
  net of accumulated amortization of $3,798,118
  and $3,579,751, respectively                  2,810,675        2,750,239
 Goodwill                                       1,969,542        1,969,542
 Deferred income taxes                            759,554          492,677
 Other assets                                     240,788          252,931
                                               ----------      -----------

      Total assets                            $11,995,436      $11,774,879
                                              ===========      ===========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS (Continued)


                                                April 30,      October 31,
                                                 2 0 0 6         2 0 0 5
                                                 -------         -------
                                               (Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
 Line of credit                               $   700,000      $        --
 Current maturities of long-term debt             274,744          166,750
 Accounts payable                                 823,966          489,428
 Accrued expenses                               1,194,501        1,427,963
 Other liabilities                                166,729          317,529
 Deferred gain on sale of building -
  current portion                                 125,439          125,439
                                               ----------      -----------

      Total current liabilities                 3,285,379        2,527,109


Long-term debt
 Long-term debt, net of current portion         1,239,939        1,396,212
 Deferred gain on sale of building, net
  of current portion                              773,536          836,255
                                               ----------      -----------

      Total liabilities                         5,298,854        4,759,576
                                               ----------      -----------

Commitments and contingencies


Stockholders' equity:
 Preferred stock, $.0001 par value,
  5,000,000 shares authorized, -0-
  shares-issued and outstanding                        --               --
 Common stock, $.0001 par value,
  20,000,000 shares authorized,
  2,913,738  and 2,909,738
  shares issued and outstanding,
  respectively                                        291              291
 Additional paid-in capital                     6,256,519        6,164,387
 Retained earnings                                439,772          850,625
                                               ----------      -----------

      Total stockholders' equity                6,696,582        7,015,303
                                               ----------      -----------


Total liabilities and stockholders' equity    $11,995,436       $11,774,879
                                              ===========       ===========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS




                                                       Six Months Ended               Three Months Ended
                                                           April 30,                       April 30,
                                                       ----------------               ------------------
                                                   2 0 0 6         2 0 0 5        2 0 0 6          2 0 0 5
                                                   -------         -------        -------          -------

                                                 (Unaudited)     (Unaudited)    (Unaudited)      (Unaudited)

Net revenue                                      $6,555,717      $5,033,112     $3,481,703       $2,380,283

Cost of goods sold                                4,232,592       2,376,321      2,269,113        1,028,649
                                                 ----------      ----------     ----------       ----------

Gross profit                                      2,323,125       2,656,791      1,212,590        1,351,634
                                                 ----------      ----------     ----------       ----------

Operating expenses:
  Selling expenses                                  892,952         746,134        543,235          404,710
  General and administrative expenses             2,104,823       1,594,523      1,076,004          788,572
                                                 ----------      ----------     ----------       ----------

Total operating expenses                          2,997,775       2,340,657      1,619,239        1,193,282
                                                 ----------      ----------     ----------       ----------

(Loss) income from operations                      (674,650)        316,134       (406,649)         158,352

Other income (expense):
  Gain on sale leaseback of building                 62,720          62,720         31,360           31,360
  Interest (expense) income, net                    (42,262)          3,914        (22,058)           1,335
                                                 ----------      ----------     ----------       ----------

(Loss) income before (benefit from)
  provided for income taxes                        (654,192)        382,768       (397,347)         191,047

(Benefit from) provision for income taxes          (243,339)        165,530       (146,469)          85,156
                                                 ----------      ----------     ----------       ----------

Net (loss) income                                $ (410,853)     $  217,238     $ (250,878)      $  105,891
                                                 ==========      ==========     ==========       ==========

Weighted average shares outstanding:
  Basic                                           2,911,351       2,747,813      2,913,018        2,780,875
  Diluted                                         2,911,351       2,943,456      2,913,018        2,976,518

Basic (loss) earnings per share                  $     (.14)     $      .08     $     (.09)      $      .04
Diluted (loss) earnings per share                $     (.14)     $      .07     $     (.09)      $      .04

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